Exhibit 99.1

8233 Baumgart Road Evansville, IN 47725 www.shoecarnival.com (812) 867-4034	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Senior Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FIRST QUARTER 2004 RESULTS

        Evansville, Indiana, May 13, 2004 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and earnings for the first quarter ended May 1, 2004. Net earnings for the 13-week first quarter were $4.6 million as compared with net earnings of $5.1 million in the first quarter ended May 3, 2003. Diluted earnings per share were $0.35 per share compared with $0.39 per share last year.

        Net sales for the first quarter increased 6.3 percent to $145.5 million from $136.9 million last year. Comparable store sales decreased 2.2 percent for the 13-week period.

        The gross profit margin for the first quarter of 2004 decreased to 29.2 percent from 29.9 percent in the first quarter of 2003 due to the deleveraging effect of lower same store sales and the lower sales productivity of new stores on buying, distribution and occupancy costs. Selling, general and administrative expenses for the first quarter, as a percentage of sales, increased to 23.9 percent from 23.8 percent in last year's first quarter. New store pre-opening costs incurred in the first quarter were $729,000 or 0.5 percent of sales, compared with $772,000 or 0.6 percent of sales last year. The Company opened 11 new stores in the first quarter of 2004 versus opening 13 stores in the first quarter of 2003.

        Commenting on the results, Mark Lemond, president and chief executive officer said, "We are clearly disappointed in our results for the first quarter of 2004. In an effort to increase customer traffic during the quarter, we tried new approaches in advertising and merchandise promotions, including a reduction of "buy one get one at half price" promotions. Although it is apparent these strategies were not successful in total, we did gain valuable insights on a market-by-market basis. We have responded by effecting changes to our advertising and merchandise promotions, continuing the media and message that did resonate and changing what did not. While certain of these changes will be implemented in the second quarter, the primary effect will be seen during back-to-school, our next peak selling period."

        "Although sales fell short of our original expectations for the quarter, we effectively managed our inventories and expenses. Our per-store inventories at the end of the quarter were down 1.2 percent. Tight expense controls during the quarter limited the deleveraging effect of the lower than expected sales results."

        The Company also issued sales and earnings guidance for the second quarter of 2004. Due to tax-free shopping days in multiple states shifting from late in the second quarter last year to early in the third quarter this year, comparable store sales are expected to decline low single digits for the second quarter. Earnings per diluted share are expected to range from $0.12 to $0.15 in the second quarter.

        Currently, the Company expects to open between 20 to 25 stores in fiscal 2004, net of store closings. Eleven stores were opened in the first quarter and two stores are expected to open in the second quarter. Store openings in the second half of 2004 will occur primarily in the third quarter.

        The 11 stores opened during the first quarter included locations in:

City Conway, AR Covington, LA St. Louis, MO Spartanburg, SC Summerville, SC Austin TX (2) Lufkin, TX San Antonio, TX Wichita Falls, TX Vienna, WV	Market/Stores Little Rock/4 New Orleans/4 St. Louis/10 Greenville/6 Charleston/3 Austin/3 Tyler/2 San Antonio/2 Wichita Falls/1 Vienna/1

        Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the first quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

        This press release contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely and profitable manner; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People's Republic of China, a major manufacturer of footwear; and the continued favorable trade relations between the United States and China and other countries which are the major manufacturers of footwear.

        In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

        Shoe Carnival is a chain of 248 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on the Nasdaq Stock Market under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)
(Unaudited)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	May 1, 2004	May 3, 2003

Net sales	$145,462	$136,850
Cost of sales (including buying,
distribution and occupancy costs)	103,017	95,969

Gross profit	42,445	40,881
Selling, general and administrative
expenses	34,765	32,587

Operating income	7,680	8,294
Interest expense	193	166

Income before income taxes	7,487	8,128
Income tax expense	2,920	3,048

Net income	$4,567	$5,080

Net income per share:
Basic	$.36	$.40

Diluted	$.35	$.39

Average shares outstanding:
Basic	12,788	12,625

Diluted	13,098	12,962

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 1,	January 31,	May 3,
	2004	2004	2003

ASSETS
Current Assets:
Cash and cash equivalents	$4,872	$4,071	$4,140
Accounts receivable	1,647	587	2,236
Merchandise inventories	167,099	165,110	150,063
Deferred income tax benefit	1,998	1,954	1,197
Other	4,353	6,753	1,405

Total Current Assets	179,969	178,475	159,041
Property and equipment-net	70,166	69,246	66,956

Total Assets	$250,135	$247,721	$225,997

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$44,703	$53,181	$43,736
Accrued and other liabilities	8,611	8,208	12,771
Current portion of long-term debt	182	222	360

Total Current Liabilities	53,496	61,611	56,867
Long-term debt	26,077	21,956	18,559
Deferred lease incentives	8,232	8,033	6,270
Accrued rent	2,844	2,808	2,536
Deferred income taxes	8,136	7,544	4,740
Other	1,289	1,218	798

Total Liabilities	100,074	103,170	89,770

Total Shareholders' Equity	150,061	144,551	136,227

Total Liabilities and Shareholders' Equity	$250,135	$247,721	$225,997

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	May 1, 2004	May 3, 2003

Cash flows from operating activities:
Net income	$4,567	$5,080
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	3,632	3,335
Stock option income tax benefit	646	131
Loss (gain) on retirement of assets	45	(60)
Deferred income taxes	548	(527)
Other	(86)	151
Changes in operating assets and liabilities:
Accounts receivable	(1,059)	(1,003)
Merchandise inventories	(1,989)	(3,972)
Accounts payable and accrued liabilities	(8,074)	(2,627)
Other	2,397	506

Net cash provided by operating activities	627	1,014

Cash flows from investing activities:
Purchases of property and equipment	(4,596)	(6,862)
Lease incentives	392	1,093

Net cash used in investing activities	(4,204)	(5,769)

Cash flows from financing activities:
Net borrowings under line of credit	4,150	3,125
Payments on long-term debt	(69)	(137)
Proceeds from issuance of stock	297	125

Net cash provided by financing activities	4,378	3,113

Net increase (decrease) in cash and cash equivalents	801	(1,642)
Cash and cash equivalents at beginning of period	4,071	5,782

Cash and Cash Equivalents at End of Period	$4,872	$4,140